Exhibit 77i
At a shareholder meeting on July 25, 2016, the shareholders of Lattice Strategies Trust approved an amended Declaration of Trust. A description of the shareholders rights and privileges afforded them pursuant to the Declaration of Trust is included in the Trusts proxy statement filed with the Securities and Exchange Commission via EDGAR on June
27, 2016. The proxy statement be, and hereby is, incorporated by reference into sub-item 77I of the Trusts 2016 Annual
Form N-SAR.